UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 8, 2019

Riviera Resources, Inc.

(Exact name of registrant specified in its charter)

Delaware	333-225927	82-5121920
(State or Other Jurisdiction Of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

600 Travis Street, Suite 1700 Houston, Texas		77002
(Address of principal executive offices)		(Zip Code)

(281) 840-4000

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry Into a Material Definitive Agreement.

Purchase and Sale Agreement

On March 8, 2019, Riviera Upstream, LLC (“Riviera Upstream”), a wholly-owned subsidiary of Riviera Resources, Inc., a Delaware corporation (the “Company”) entered into a Purchase and Sale Agreement (the “PSA”), with Mayzure, LLC (“Mayzure”), a wholly-owned subsidiary of the Company, providing for the sale by Riviera Upstream of limited term overriding royalty interests (the “VPP”) in helium produced from certain long-lived wells in the Hugoton Basin in the State of Kansas. The PSA contains customary representations, warranties and covenants, as well as customary indemnification provisions, among the parties. Subject to the satisfaction of customary closing conditions, the Company expects the transaction contemplated by the PSA to yield total cash proceeds to the Company of approximately $82 million (subject to closing costs).

The VPP consists of a limited term overriding royalty interest in helium produced from certain of the Company’s wells in the Hugoton Basin. Upon closing of the transaction, Mayzure will issue 5.16% senior secured notes in the amount of approximately $82 million, expected to be satisfied in third quarter 2026 (the “Notes”), secured by the VPP. In consideration for the VPP, Mayzure will distribute the proceeds of the Notes (less closing costs) to the Company at closing. Neither the Company nor any of its subsidiaries, other than Mayzure, will guarantee the Notes. The Company will retain all of its natural gas, oil and natural gas liquids production from the wells associated with the VPP and any new wells drilled would not be committed to the VPP.

The Company expects to close the transaction on or around March 20, 2019.

Amendment to Credit Agreement

On March 12, 2019, the Company entered into an amendment to their existing credit facility (the “Amendment”), which will become effective substantially simultaneously with the consummation of the PSA, to (i) carve out from the definition of “Debt” both the undischarged balance of the VPP and any obligations arising from (x) that certain Conveyance of Term Overriding Royalty Interest, dated as of the closing date of the Amendment, from the Company to Mayzure (the “Conveyance”), (y) that certain Mortgage, Line of Credit Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement dated as of the closing date of the Amendment, from the Company, as mortgagor to Mayzure, as mortgagee (the “Mortgage”) and (z) the PSA (collectively with the Mortgage and the Conveyance, the “VPP Documents”) and (ii) create a new liens basket permitting liens on certain properties arising pursuant to the VPP and the Mortgage. Amendments to the VPP Documents that are materially adverse to the interests of the administrative agent and the lenders are not permitted under the credit facility.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement

The information set forth above in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

Exhibit 10.1	Third Amendment to Credit Agreement dated March 12, 2019, to the Credit Agreement dated as of August 4, 2017, among Linn Energy Holdco II LLC, as borrower, Linn Energy Holdco LLC, as parent, Linn Energy, Inc. as holdings, Royal Bank of Canada, as administrative agent, Citibank, N.A., as syndication agent, Barclays Bank PLC, JPMorgan Chase Bank, N.A., Morgan Stanley Senior Funding, Inc. and PNC Bank National Association, as co-documentation agents, and the lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 14, 2019	RIVIERA RESOURCES, INC.

	By:	/s/ David B. Rottino
	Name:	David B. Rottino
	Title:	President and Chief Executive Officer